April 24, 2017

To: PG&E Corporation Institutional Investors

Re: 2017 Proxy Statement

Dear PG&E Shareholder:

Thank you for investing in PG&E Corporation.  2017 marks a number of leadership transitions for both the Corporation and Pacific Gas and Electric Company (Utility):

●	On March 1, Anthony F. Earley, Jr. became PG&E Corporation's Executive Chair of the Board, and Geisha J. Williams succeeded Mr. Earley as PG&E Corporation's Chief Executive Officer and President.
●	Also on March 1, Nickolas Stavropoulos became President and Chief Operating Officer of the Utility.
●
Effective May 30, Forrest E. Miller will become PG&E Corporation's lead director and the Utility's non-executive Chair of the Board upon the retirement of Barry Lawson Williams at the adjournment of the companies' 2017 annual meetings.

For more information on the Board, as well as the 2017 annual meeting, please see the 2017 PG&E Corporation and Pacific Gas and Electric Company Joint Proxy Statement at http://investor.pgecorp.com/financials/annual-reports-and-proxy-statements/default.aspx.

PG&E is committed to maintaining strong corporate governance policies and practices.  We value shareholder input and welcome your feedback.  If you have any questions, please contact our Corporate Secretary's office at either CorporateSecretary@pge.com or 415-973-8200.

Sincerely,

Linda Y.H. Cheng
Vice President, Corporate Governance and
Corporate Secretary